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                                FMC SELECT FUND
                          FMC STRATEGIC VALUE FUND

                        SCHEDULE DATED MAY 22, 2000
                      TO THE ADMINISTRATION AGREEMENT
                          DATED NOVEMBER 14, 1991
                   AS AMENDED AND RESTATED MAY 17, 1994
                                   BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND
                                     AND
                   SEI INVESTMENTS MUTUAL FUNDS SERVICES

Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the FMC Select Fund and the FMC Strategic Value Fund (the "Portfolios") at an annual rate equal 0.15% of the Portfolios' total average daily net assets. There is a minimum annual administration fee of $75,000 per portfolio. The annual fee for each additional class of shares is $15,000.

         FMC STRATEGIC VALUE FUND - The minimum annual fee for the FMC Strategic Value Fund will be phased in over a one and a half-year period (May 22, 2000 to October 31, 2000 - $27,500;
         November 1, 2000 to October 31, 2001 - $50,000, after
         October 31, 2001 - $75,000). [AFTER A YEAR AND A HALF THE CHARGES WILL REVERT TO THE HIGHER OF THE FEE REFLECTED ABOVE OR THE ANNUAL MINIMUM FEE OF $75,000, PAYABLE ANNUALLY, AS APPROPRIATE.]

Term: Pursuant to Article 9, the term of this Agreement shall commence on May 8, 1995 and shall remain in effect with respect to the Portfolios for 5 years (the "Initial Term"). This Agreement shall continue in effect for successive periods of 2 years after the Initial Term, unless terminated by either party or not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the nonbreaching party may immediately terminate this Agreement.